Exhibit 99.1

For Immediate Release

Gevo Issues Statement on USPTO Reexamination of U.S. Patent 8,101,808

ENGLEWOOD, Colo. – July 23, 2012 – Gevo, Inc. (NASDAQ: GEVO), a leading renewable chemicals and next-generation biofuels company, issues statement regarding U.S. Patent and Trademark Office (USPTO) announcement to grant the ButamaxTM Advanced Biofuels, LLC (Butamax) Request for Reexamination of Gevo’s GIFT® technology, U.S. Patent 8,101,808.

“Reexaminations are part of the normal course of a patent dispute, especially when dealing with valuable technology. This reexamination does not validate patent applications of Butamax or anyone else—that isn’t what reexaminations do. The headline in the Butamax press release is inflammatory and misleading.

Gevo’s ‘808 Patent covers multiple production technologies for higher alcohols in retrofitted ethanol plants. We believe that Butamax is infringing at least one of those technologies. While our claims have been set aside in this most recent USPTO action, Gevo’s lawsuit against Butamax for infringing this ‘808 Patent remains unaffected, the trial is scheduled for July of 2014.

The next step in the reexamination process is that we will argue why our claims are valid. We also have the opportunity to modify our claims. Gevo believes it has the earliest priority dates on its key commercially viable technologies—including the process technology and biocatalyst. We also hold several other patent applications covering our GIFT® technology and continue to lead in biobased isobutanol technology and commercialization.” – Brett Lund, Executive Vice President and General Counsel for Gevo.

About Gevo

Gevo is converting existing ethanol plants into biorefineries to make renewable building block products for the chemical and fuel industries. The Company plans to convert renewable raw materials into isobutanol and renewable hydrocarbons that can be directly integrated on a “drop in” basis into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2011, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

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Media Contact:	Investor Contact:
Greta Thomsen	Sarah McCabe
Gevo Director of Marcom and PR	Stern IR for Gevo
T: (303)-715-8928	T: (267) 909-9237
gthomsen@gevo.com	sarah@sternir.com